FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. EXPANDS PORTFOLIO;

PURCHASES TWO SELF STORAGE FACILITIES IN ATLANTA FOR $9.6 MILLION

Non-Traded REIT Buys Properties All Cash

ATLANTA - June 2, 2009-Strategic Storage Trust, Inc. (SSTI) has expanded its portfolio by acquiring two self storage facilities totaling $9.6 million. The properties are located in prime suburban cities near Atlanta, GA.

Since SSTI was launched just over a year ago, the publicly-registered, non-traded REIT's portfolio has increased to include eight self storage facilities in five states (Georgia, Mississippi, Florida, Virginia and Kentucky) totaling more than 4,200 units and 535,000 rentable square feet.

"These properties are strong Class A assets located in prime markets with high end quality, which resulted in solid acquisitions for us," said SSTI Chairman and CEO H. Michael Schwartz. "This 'all-cash' transaction underscores our low-leverage acquisition philosophy."

Purchased from Storage Partners of Alpharetta, LLC and Storage Partners of Powers Ferry Road, LLC (a joint venture with Fidelity Real Estate Growth Fund II and United Storage), the two self storage centers are located in the Atlanta suburbs of Marietta and Alpharetta - also known as "Metro Atlanta."

The Marietta property is an approximately 500-unit self storage facility that sits on approximately 1.2 acres and contains approximately 52,000 rentable square feet of self storage space. Constructed in 2006, the facility is located at 2035 Powers Ferry Road, approximately 10 miles north of downtown Atlanta.

The Alpharetta property is an approximately 670-unit self storage facility that sits on approximately 3.8 acres and contains approximately 76,500 rentable square feet of self storage space. Constructed in 2002, the property is located at 11640 Jones Bridge Road, approximately 30 miles north of downtown Atlanta, Georgia.

Internationally known as a top business city and transportation hub, Atlanta is the eighth-largest region in the United States with a population of 5.6 million. In addition, the city has the nation's third largest concentration of Fortune 500 companies and accounts for two-thirds of Georgia's economy and 72 percent of its job and population growth.

SSTI's strategy is to identify key self storage properties nationwide for acquisition, with prospects of capitalizing on creating greater efficiency in a sector that is comparatively stable but also fragmented among many smaller owner-operators.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes more than 4,200 self storage units and 535,000 rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC (formerly U.S. Commercial LLC), which manages a growing portfolio of over 5.3 million square feet of commercial properties, including 3.7 million square feet of self storage facilities, with a combined market value of over $598 million. For more information, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.